UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2024

Applied Optoelectronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36083	76-0533927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13139 Jess Pirtle Blvd. Sugar Land, Texas	77478
(Address of principal executive offices)	(Zip Code)

(281) 295-1800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Trading Name of each exchange on which registered
Common Stock, Par value $0.001	AAOI	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 7, 2024, Applied Optoelectronics, Inc. (the “Company”) entered into an Equity Distribution Agreement (the “Agreement”) with Raymond James & Associates, Inc. (the “Sales Agent”) pursuant to which the Company may issue and sell shares of the Company’s common stock, par value $0.001 per share (the “Shares”) having an aggregate offering price of up to $55 million from time to time through the Sales Agent. Prior to entry into the Agreement, we terminated our prior program pursuant to the equity distribution agreement, dated as of March 13, 2024 (the “Prior Agreement”), entered into with Raymond James & Associates, Inc. (the “Prior Sales Agent”). At the time of the termination of the Prior Agreement, an aggregate gross sales price of approximately $0.1 million of the Common Stock remained unsold under the Prior Agreement.

Upon delivery of a placement notice and subject to the terms and conditions of the Agreement, sales, if any, of the Shares will be made through the Sales Agent in transactions that are deemed to be “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), including sales made through the facilities of the Nasdaq Global Market, the principal trading market for the Company’s common stock, on any other existing trading market for the Company’s common stock, to or through a market maker or as otherwise agreed by the Company and the Sales Agent. In the placement notice, the Company will designate the maximum number of Shares to be sold through the Sales Agent, the time period during which sales are requested to be made, the minimum price for the Shares to be sold, and any limitation on the number of Shares that may be sold in any one day. Subject to the terms and conditions of the Agreement, the Sales Agent will use its commercially reasonable efforts to sell Shares on the Company’s behalf up to the designated amount specified in the placement notice. The Company has no obligation to sell any Shares under the Agreement and may at any time suspend offers and sales of the Shares under the Agreement.

The Agreement provides that the Sales Agent will be entitled to compensation of 2% of the gross sales price of the Shares sold through the Sales Agent from time to time. The Company has also agreed to reimburse the Sales Agent for certain specified expenses in connection with the registration of Shares under state blue sky laws and any filing with, and clearance of the offering by, the Financial Industry Regulatory Authority Inc., not to exceed $10,000 in the aggregate, and any associated application fees incurred. Additionally, if the Agreement is terminated under certain circumstances, and the Company fails to sell a minimum amount of the Shares as set forth in the Agreement, then the Company has agreed to reimburse the Sales Agent for reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel incurred by the Sales Agent, up to a maximum of $30,000 in the aggregate. The Company agreed to indemnify the Sales Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Sales Agent may be required to make because of any of those liabilities.

The offering pursuant to the Agreement will terminate upon the sale of all Shares subject to the Agreement. The Agreement may also be terminated by the Company or by the Sales Agent at any time.

The Shares to be issued and sold have been registered under the Securities Act, pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-269132) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on March 21, 2023, including the prospectus contained therein, as supplemented by the prospectus supplement filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act on November 7, 2024.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On November 5, 2024, we delivered written notice to the Prior Sales Agent that, effective on November 6, 2024, we are terminating our Prior Agreement, pursuant to Section 13 of the Prior Agreement. With the provision of such notice, the Prior Agreement is no longer available for use.

A description of the material terms of the Prior Agreement is contained in our Current Report on Form 8-K filed with the SEC on March 13, 2024 (the “Prior Form 8-K”). A copy of the form of Prior Agreement was filed as Exhibit 1.1 to the Prior Form 8-K, and the descriptions of the material terms of the Prior Agreement in the Prior Form 8-K are qualified in their entirety by reference to such Exhibit.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Equity Distribution Agreement, dated November 7, 2024, between Applied Optoelectronics, Inc. and Raymond James & Associates, Inc.

4.1	Common Stock Specimen (incorporated by reference to Exhibit 4.1 of Applied Optoelectronics, Inc.’s Form 8-K (File No. 001-36083) filed with the SEC on November 14, 2016).

5.1	Opinion of Haynes and Boone, LLP.

23.1	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED OPTOELECTRONICS, INC.

Date: November 7, 2024	By:	/s/ David C. Kuo
	Name:	David C. Kuo
	Title:	Senior Vice President and Chief Legal Officer